Golub Capital BDC, Inc. Elects Alternative Investments and Financial Services
Veteran Anita R. Rosenberg to Its Board of Directors

CHICAGO, IL, June 1, 2011 - Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC, www.golubcapitalbdc.com), today announced the election of Anita R. Rosenberg to its board of directors.

Ms. Rosenberg joins Golub Capital BDC, Inc.’s board of directors with over two decades of experience in the financial service industry with a substantial background in alternative investments.  Ms. Rosenberg was a partner and portfolio manager of Harris Alternatives, LLC, and its predecessor, Harris Alternatives, L.P., from 1999 until her retirement in 2009.    Ms. Rosenberg served on the Board of Trustees for The Catherine Cook School of Chicago from 2001 until 2005, and was Secretary of the Executive Committee in 2004.    Ms. Rosenberg graduated with honors from Harvard University in 1985.

“We are pleased to add Anita to our board of directors," said David B. Golub, chief executive officer of Golub Capital BDC, Inc.  “Her experience in alternative investments and the financial service industry will expand the breadth of our board and be very valuable in guiding Golub Capital BDC in the years ahead.”

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies.  In 2010, Golub Capital was named "Middle Market Lender of the Year" by Buyouts Magazine and "Debt Financing Agent of the Year" and "Mezzanine Financing Agent of the Year" by M&A Advisor. As of March 31, 2011, Golub Capital managed over $4.5 billion of capital, with a team of investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com